Exhibit 1
                                                                       ---------

                               VORNADO PS, L.L.C.
                               888 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019




February 10, 2004




Via Federal Express
-------------------

Prime Group Realty Trust,
   77 West Wacker Drive, Suite 3900,
      Chicago, Illinois 60601.
         Attention: James F. Hoffman

               Re:  Registration Rights Agreement
                    -----------------------------

Ladies and Gentlemen:

         Reference is made to that Certain Registration Rights Agreement, dated as of the 17th day of November, 1997 (the "Registration Rights Agreement"), among Prime Group Realty Trust, Prime Group Realty L.P., Primestone Investment Partners, L.P. and the other parties named therein. All capitalized terms used herein, but not defined herein, shall have the meanings assigned to them in the Registration Rights Agreement.

         We are an Investor and we hereby request, pursuant to Section 3.1 of the Registration Rights Agreement, that Prime Group Realty Trust effect the registration under the Securities Act of all of the 3,972,447 Common Shares owned by us. We may sell such Common Shares from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods. Attached to this letter as Exhibit A is a more detailed plan of distribution that should be included in the prospectus relating to such Common Shares.

Prime Group Realty Trust                                                   -2-



         Please don't hesitate to call Joseph Macnow (201-587-1000) or our attorneys Gary Israel (212-558-4005) and Bill Farrar (212-558-4940) if you have any questions or if you need any assistance or information regarding the registration process.

                                        Very truly yours,

                                        VORNADO PS, L.L.C.

                                        By:  Vornado Realty, L.P.,
                                                  its sole member

                                        By:  Vornado Realty Trust,
                                                  its general partner

                                        By:  /s/ Michael D. Fascitelli
                                           -------------------------------------
                                           Name:   Michael D. Fascitelli
                                           Title:  President


cc:  Wayne D. Boberg, Esq.
     (Winston & Strawn)

     Gary Israel, Esq.
     William Farrar, Esq.
     (Sullivan & Cromwell LLP)



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                                                                       EXHIBIT A
                                                                       ---------

                                                            PLAN OF DISTRIBUTION

         The selling shareholder(s), and their pledgees, donees, transferees or other successors in interest, if any, may offer and sell, from time to time, some or all of the common shares covered by this prospectus. We have registered the common shares covered by this prospectus for offer and sale by the selling shareholder(s) so that those shares may be freely sold to the public by them. Registration of the common shares covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the securities. See "Use of Proceeds". We will pay all costs, expenses and fees in connection with the registration of the common shares, including fees of our counsel and accountants, and listing fees: We estimate those fees and expenses to be approximately $________ million. The selling shareholder(s) will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the common shares covered by this prospectus and all registration fees payable to the SEC.

         The selling shareholder(s), including their pledgees, donees, transferees or other successors in interest, if any, may sell the common shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

          o    in privately negotiated transactions;

          o    through put or call transactions related to the common shares;

          o    through short sales of the common shares;

          o    through broker-dealers, who may act as agents or principals;

          o in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o through one or more underwriters on a firm commitment or best-efforts basis;

          o    directly to one or more purchasers;

          o    through agents; or

          o    in any combination of the above.


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         In effecting sales, brokers or dealers engaged by the selling shareholder(s) may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

          o purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account pursuant to this prospectus;

          o    ordinary brokerage transactions; or

          o    transactions in which the broker-dealer solicits purchasers.

         At any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholder(s) and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

         In connection with the sale of the common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Any underwriters, broker-dealers or agents participating in the distribution of the common shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commission under the Securities Act of 1933.

         Pursuant to the terms of a registration rights agreement, we have agreed to register the common shares covered by this prospectus for resale. We have also agreed in the registration rights agreement to pay all the fees and expenses relating to the offering, other than any registration fees, any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred in connection with the resales, and have agreed to indemnify the selling shareholder(s) and any underwriters against certain liabilities, including those arising under the Securities Act of 1933.


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         Some of the common shares covered by this prospectus may be sold in private transactions or, if available, under Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.